SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

USI HOLDINGS CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of securities to which transaction applies: N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of transaction: N/A

	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: N/A

	(2)	Form, Schedule or Registration Statement No.: N/A

	(3)	Filing Party: N/A

	(4)	Date Filed: N/A

The following is an email correspondence to USI employees regarding the definitive agreement with private equity funds sponsored by Goldman, Sachs & Co.:

Dear Employees,

Today, I am delighted to share some very exciting news with you about the future of our company! This morning, a press release was issued announcing that USI Holdings has entered into a definitive agreement to be acquired by Goldman Sachs Capital Partners, the private equity arm of Goldman, Sachs & Co., in a transaction valued at approximately $1.4 billion. As you may know, Goldman Sachs is one of the oldest and largest investment banking firms in the world, and its private equity arm, GSCP has been a leading private equity firm since 1991. This transaction is a powerful endorsement of our Company’s strong future potential.

How will this effect all of us? In short, it will mean a brighter, more exciting future for our company! To have a firm as prominent as Goldman Sachs believe in our company, strategy, people, and opportunity is one of the greatest endorsements that we could garner. Once the acquisition is closed, we will evolve from being the 9th largest insurance broker in the U.S. to become the largest privately held broker in the world. GS Capital Partners is committed to support all of us in delivering our value proposition to our clients and achieving our business goals for growth and operating efficiency. Together, we will create a path to excellence that we all may be proud of! Throughout this process, rest assured that we will continue to provide you with updated information as it becomes available.

Thank you for your continued support and hard work. I look forward to sharing USI’s exciting future with you and I am honored to be welcoming you to the next exciting chapter in our story!

Sincerely,

David L. Eslick

Chairman, President & CEO

Additional Information

In connection with the proposed transaction, a proxy statement on Schedule 14A will be filed with the Securities and Exchange Commission. USI SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final proxy statement will be mailed to shareholders of USI. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov or from USI’s web site at www.usi.biz.

Participants in Solicitation

USI and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from USI’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of USI is included in its definitive proxy statement for its 2006 annual meeting filed with SEC on April 26, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.